Exhibit (d)(2)

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee
Forward Commodity Long/Short Strategy Fund	1.00%

Forward Credit Analysis Long/Short Fund	1.50%

Forward EM Corporate Debt Fund	0.70% up to and including $500 million 0.64% over $500 million up to and including $1 billion 0.58% over $1 billion up to and including $5 billion 0.52% over $5 billion

Forward Emerging Markets Fund	1.25% up to and including $500 million 1.20% over $500 million up to and including $1 billion 1.15% over $1 billion

Forward Endurance Long/Short Fund	1.50%

Forward Floating NAV Short Duration Fund	0.35%

Forward Focus Fund	0.75%

Forward Global Credit Long/Short Fund	1.50%

Forward Global Infrastructure Fund	0.90%

Forward International Dividend Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion

Forward International Real Estate Fund	1.00%

Forward International Small Companies Fund	1.00% up to and including $1 billion 0.95% over $1 billion

Forward Large Cap Dividend Fund	0.80% up to and including $500 million 0.725% over $500 million up to and including $1 billion 0.675% over $1 billion

Forward Managed Futures Strategy Fund	1.00%

Forward Real Estate Fund	0.85% up to and including $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million

Forward Real Estate Long/Short Fund	1.00%

Forward Select EM Dividend Fund	1.10%

Forward Select Income Fund	1.00%

Forward Small Cap Equity Fund	0.85%

Forward Tactical Enhanced Fund	1.75% up to and including $1 billion 1.65% over $1 billion

Forward Tactical Growth Fund	1.15% up to and including $1 billion 1.05% over $1 billion